Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Gordon E. Runté

212-798-6082

Fortress Asia Macro Fund wins Top Global Macro Honors, Fortress named “Management Firm of the Year” at HFMWeek’s 2012 Asia Performance Awards

New York, NY. December 17, 2012 – Fortress Investment Group (NYSE: FIG) was named “Management Firm of the Year” and the Fortress Asia Macro Fund was named “Best Global Macro Fund” at the HFMWeek 2012 Asia Performance Awards.

The Fortress Asia Macro Fund was launched in March 2011, and is managed by a Singapore-based team headed by Chief Investment Officer Adam Levinson. The Fortress Asia Macro main fund has recorded net year-to-date returns of 16.98% and net inception-to-date returns over 21 months of 20.85% through November 30, 2012. As of December 1, 2012, the Fortress Asia Macro Fund had total assets under management of approximately $510 million, including $480 million in third-party assets under management, based on preliminary estimates.

“It is an honor to receive this recognition less than two years after the launch of our Asia Macro Fund,” said Levinson. “We are thankful for the confidence of our investors and their advisors, and the team remains focused on rewarding that confidence by building on our record of performance to date. We see ample opportunity to achieve that objective.”

“With the Asia Macro Fund, we sought to provide investors with a focused strategy able to leverage Asia-specific experience that had long been a distinctive strength of our global macro platform,” said Stu Bohart, President of Fortress Liquid Markets. “We are pleased with the exceptional performance the fund has delivered on our investors’ behalf, and we remain enthusiastic about opportunities we see in the region to further leverage the capabilities of the Asia Macro team and Fortress more broadly.”

Sponsored by HFMWeek, a leading global provider of hedge fund industry news, analysis and market intelligence, the Asia Performance Awards recognize outstanding achievement in Asia-focused fund strategies based on a range of quantitative and qualitative criteria. Award winners are selected by a panel of judges including HFMWeek representatives, leading institutional and private investors and independent industry experts.

About Fortress

Fortress Investment Group LLC is a leading, highly diversified global investment firm with over $50 billion in assets under management as of September 30, 2012. Founded in

1998, Fortress manages assets on behalf of over 1,400 institutional clients and private investors worldwide across a range of investment strategies - private equity, credit, liquid hedge funds and traditional fixed income. Fortress is publicly traded on the New York Stock Exchange (NYSE: FIG). For additional information, please visit www.fortress.com.